Exhibit 11.1


        MOTOROLA, INC. AND CONSOLIDATED SUBSIDIARIES
        PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
       SIX MONTHS ENDED JULY 2, 1994 AND JULY 3, 1993
           (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                       Six Months Ended
                                        July 2,   July 3,
                                         1994      1993
Net Income                             $   665   $   428
Add:
Interest on Zero coupon notes due 2009
   and 2013, net of tax and effect of
   executive incentive and employee
   profit sharing plans                      8         9
Adjusted net income                    $   673   $   437

EARNINGS PER COMMON AND COMMON EQUIVALENT
   SHARE - PRIMARY:

Weighted average common shares outstanding 559.1   543.7
Common equivalent shares:
   Stock options                            12.0     9.5
   Zero coupon notes due 2009 and 2013      17.6    18.9
Common and common equivalent
   shares - primary (in millions)          588.7   572.1

Net earnings per share - primary       $  1.14   $  0.76

EARNINGS PER COMMON AND COMMON EQUIVALENT
   SHARE - FULLY DILUTED:

Weighted average common shares outstanding 559.1   543.7
Common equivalent shares:
   Stock options                            12.0    10.7
   Zero coupon notes due 2009 and 2013      17.6    18.9
Common and common equivalent
   shares - fully diluted (in millions)    588.7   573.3

Net earnings per share - fully diluted $  1.14   $  0.76